Exhibit 99.1

PDS Biotechnology Appoints Stephen Glover to its Board of Directors

Berkeley Heights, NJ, April 8, 2019 - PDS Biotechnology Corporation (Nasdaq: PDSB) , a clinical-stage immuno-oncology company developing novel multifunctional immunotherapeutic products, today announced that Stephen Glover has been appointed to PDS’s Board of Directors, effective immediately. Mr. Glover has been appointed to serve as a member of the Board of Directors’ audit committee and compensation committee.

Mr. Glover has more than 30 years of experience in the biopharmaceutical industry, specializing in developing pharmaceutical business strategies, corporate and product development, and commercialization and business optimization. His breath of experience spans multiple Fortune 100 companies with multiple transactions totaling over $10 billion. Mr. Glover is the Co-Founder and Managing Principal for Asclepius Life Sciences Fund and also the CEO and President of Variant Pharmaceuticals, an emerging specialty pharmaceutical company developing drug therapies for patients with rare diseases or conditions with limited or sub-optimal treatment options.

Prior to Variant, Mr. Glover was the Co-founder and Chief Business Officer of Coherus BioSciences (Nasdaq: CHRS), a late-stage biologics platform company focused on delivering high-quality biosimilar therapeutics. Prior to co-founding Coherus, Mr. Glover was the President of Insmed Therapeutic Proteins as well as Executive Vice President and Chief Business Officer of Insmed Incorporated, where he was responsible for the creation of its biosimilar business unit and its subsequent divestiture to Merck. He has also held executive management roles at Andrx Corporation, Roche Laboratories, Amgen Inc. and IMS Health. Mr. Glover currently serves on the Board of Directors of Variant Pharmaceuticals, Two-B Pharma and InflamaCore. Additionally, Mr. Glover serves as an Executive-in-Residence at the University of Miami U Innovation Life Sciences Office.  Mr. Glover holds a B.S. in Marketing from Illinois State University.

Frank K. Bedu-Addo Ph.D., Chief Executive Officer of PDS Biotechnology commented, “We are pleased to welcome Steve to the PDS Board of Directors. His extensive experience spanning the entire lifecycle of drug development, as well as his deep transactional experience, will be invaluable as we plan to initiate two phase 2 clinical studies for our lead asset, PDS0101, in the fourth quarter of 2019. We look forward to leveraging the experience of our newly strengthened Board of Directors to help guide PDS’s strategic directions as we continue to develop our novel Versamune® platform.”

Mr. Glover added, “I am excited to join the PDS Board of Directors and look forward to working with PDS’s scientific and executive leaders.  I believe that PDS’s proprietary Versamune platform and exciting pipeline of product candidates present a unique opportunity to treat cancers. I look forward to leveraging my wealth of experience in the industry and working with the PDS team to help guide the company toward success.”

About PDS Biotechnology

PDS Biotechnology is a clinical stage immuno-oncology company with a growing pipeline of clinical-stage immunotherapies to treat various early-stage and late-stage cancers, including head and neck cancer, prostate cancer, breast cancer, cervical cancer, anal cancer, and other cancers.

PDS Biotechnology’s lead product candidate, PDS0101, is an off-the-shelf immunotherapy that is administered by subcutaneous injection.  PDS0101 has demonstrated potent in-vivo induction of the critical phenotype of tumor-attacking killer (CD8) T-cells, and induction of memory T-cells, in a human Phase 1/2a clinical study.  No dose-limiting toxicities were observed in that Phase 1/2a study, suggesting potential for a rare combination of potency and safety in the cancer-treating immunotherapeutic product class.  Previous PDS0101 preclinical studies also demonstrated potent CD8 T-cell induction, as well as the ability to completely regress advanced HPV-positive tumors with low doses of the immunotherapy.

For additional information about PDS Biotechnology, please visit www.pdsbiotech.com.

About Versamune®

Versamune® is a proprietary, clinical stage, synthetic lipid-based immunotherapy platform. PDS’s pipeline of Versamune®-based products, which are all administered by subcutaneous injection, provides strong activation of type I interferon genes. The Versamune® mechanism of action also involves effective presentation of tumor antigens via the MHC Class I pathway. These two mechanisms together promote strong in-vivo induction of polyfunctional tumor-targeting CD8+ T-cells. This result, as well as a high degree of safety, was confirmed in the PDS0101 Phase 1/2a human clinical trial.

Versamune®-based immunotherapies have been demonstrated to alter the tumor micro-environment in preclinical mechanism of action studies, thus further enhancing the ability of Versamune®-induced T-cells to effectively kill tumor cells.  Versamune® is now being applied to the development of multiple clinical-stage cancer products, including those intended to address both early and late-stage cancer indications as monotherapies, as well as combinations with other successful immuno-oncology approaches such as checkpoint inhibitors.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of PDS Biotechnology, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the ability of the PDS Biotechnology to access capital markets, the timing for PDS Biotechnology  to initiate two clinical trials for its lead asset, PDS0101, and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the documents filed by PDS Biotechnology and its predecessor entity, Edge Therapeutics, Inc. (“Edge”), with the Securities and Exchange Commission from time to time, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Amendment No. 1 to the Form S-4 filed by Edge on January 25, 2019. Except as required by applicable law, the PDS Biotechnology undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Lee Roth
The Ruth Group
Phone: +1-646-536-7012
Email: lroth@theruthgroup.com